Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 18, 2020, with respect to the consolidated financial statements and internal control over financial reporting included in this Amendment No. 1 to the Annual Report of A. H. Belo Corporation on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said reports in the Registration Statements of A. H. Belo Corporation on Forms S-8 (File No. 333-148811, File No. 333-180482, and File No. 333-218601).

/s/ Grant Thornton LLP

Dallas, Texas

March 18, 2020